Monaker Group, Inc. 8-K

Exhibit 5.1

April 25, 2019

Board of Directors

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

Re:	Sale of up to 1,000,500 Shares of Common Stock of Monaker Group, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Monaker Group, Inc., a Nevada corporation (the “Company”), pursuant to that certain Underwriting Agreement dated April 25, 2019 (the “Underwriting Agreement”), by and among the Company and Roth Capital Partners as representative for the several underwriters named therein (the “Underwriters”), of up to an aggregate of 1,000,500 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) (including up to 130,500 shares that may be sold pursuant to the exercise of an over-allotment option)(the “Offering”), pursuant to the Registration Statement on Form S-3 (File No. 333-224309) (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 17, 2018 and declared effective on July 2, 2018, the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplements filed with the Commission pursuant to Rule 424(b) promulgated under the Act in connection with the Offering (the “Prospectus Supplements” and, together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Articles of Incorporation of the Company, as amended to date (the “Articles of Incorporation”), (b) the Bylaws of the Company, as amended to date (the “Bylaws”), (c) the Registration Statement and all exhibits thereto, (d) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement and the sale of the Shares, including, but not limited to (i) the unanimous written consent of the Board of Directors (the “Board”) approving the filing of the Registration Statement and other related matters; (ii) the unanimous written consent of the Board appointing a pricing committee of the Board (the “Pricing Committee”) and other related matters, and (iii) the minutes of the Pricing Committee of the Board approving the final pricing and sale of the Shares and related matters; (d) the Underwriting Agreement; and (e) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the obligations of parties other than the Company to the Underwriting Agreement being valid, binding and enforceable; (vii) the legal capacity of all natural persons; and (viii) that all Shares will be issued and sold in in the manner specified in the Registration Statement and Prospectus.

The Loev Law Firm, PC

April 25, 2019

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company and the Underwriters contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company or the Underwriters, including the Registration Statement and Underwriting Agreement.

The foregoing opinions are limited to the laws of the State of Nevada. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion.   We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.  We express no opinion as to the enforceability of the Underwriting Agreement.

Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement, against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Loev Law Firm, PC